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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference of our reports dated February 25, 1999 included in this Form 10-K, into the Company's previously filed Registration Statements File No. 333-29681 and 333-32083 pertaining to STAR Telecommunications, Inc. 1997 Omnibus Stock Incentive Plan, 1996 Stock Incentive Plan, 1996 Outside Director Non Statutory Stock Option and Employment/Consulting Agreements. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our report.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
March 30, 1999